UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2014

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.

South San Francisco, California 94080

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Exelixis, Inc. (the “Company”) and Frank Karbe, the Company’s Executive Vice President and Chief Financial Officer, have entered into a Transition and Consulting Agreement dated May 7, 2014 and effective as of May 2, 2014 (the “Transition Agreement”) pursuant to which Mr. Karbe’s employment with the Company will cease on June 2, 2014 (the “Transition Date”). The Company has initiated a search to fill the position of Chief Financial Officer with a candidate who possesses significant experience in the global commercialization of biopharmaceutical products.

Pursuant to the Transition Agreement, Mr. Karbe will receive from the Company, in exchange for Mr. Karbe’s general release of claims, (i) a cash transition payment equal to one year of his current base salary, less required withholdings, and (ii) payment of the COBRA premiums necessary to continue Mr. Karbe’s current health insurance coverage until the earlier of twelve months after the Transition Date or such time as Mr. Karbe becomes eligible for similar health insurance through another employer.

Under the Transition Agreement, Mr. Karbe will consult for the Company for a period commencing on the Transition Date and continuing until June 2, 2015, which consulting period is terminable at any time by Mr. Karbe or by the Company under certain limited circumstances (the period of time Mr. Karbe is retained as a consultant, the “Consulting Period”). All outstanding equity awards previously granted to Mr. Karbe under the Company’s equity incentive plans will continue to vest during the Consulting Period. Mr. Karbe will be entitled to exercise any vested equity awards until the earlier of the date which is three months after the end of the Consulting Period and the original expiration date of each such equity award. The Transition Agreement will become effective on the eighth day following Mr. Karbe’s execution of an Executive Agreement and Release (the “Release”), unless revoked by Mr. Karbe prior thereto.

The foregoing summary of the Transition Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement (including the Release) to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 27, 2014.

Effective on the Transition Date, Deborah Burke, the Company’s Vice President, Finance and Controller, will assume the role of interim Chief Financial Officer (and in such capacity, as the Company’s interim principal financial officer and interim principal accounting officer, as defined under applicable securities laws) until a permanent replacement is named.

Ms. Burke has served as the Company’s Vice President, Finance & Controller since March 2011 and has held positions of progressive finance leadership since she joined the Company in May 2005, serving as Executive Director, Finance & Controller from March 2009 to February 2011, and as Senior Director, Finance & Controller from May 2005 to February 2009. From June 2004 to May 2005, Ms. Burke was an independent contractor providing financial and accounting services to the Company and other biotechnology and financial advisory companies. From December 2002 to May 2004, she held the position of business unit controller in the finance department of Celera Diagnostics, a molecular diagnostic company, where she was responsible for all of the company’s accounting and financial activities. Prior to that, she held roles of increasing responsibility in finance at Axys Pharmaceuticals and Khepri Pharmaceuticals, as well as audit and accounting roles at several nationally ranked independent public accounting firms. Ms. Burke is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from Florida Atlantic University.

Ms. Burke’s annual base salary for 2014 is $284,039 and her target bonus for 2014 is 30% of her annual base salary. In connection with her service as interim Chief Financial Officer, Ms. Burke will receive a one-time special cash bonus of $30,000, with 50% payable on the Transition Date and 50% payable when the permanent replacement for the position of Chief Financial Officer commences employment with the Company. Ms. Burke is eligible to receive equity awards under the Company’s equity incentive plans and is a participant in the Company’s Change in Control and Severance Benefit Plan. If Ms. Burke’s employment terminates due to an involuntary termination without cause or a constructive termination during a period starting one month prior to and ending 13 months following a change in control of the Company, then she would be entitled to the following benefits under the Company’s Change in Control and Severance Benefit Plan:

•	a cash payment equal to the sum of her base salary and target bonus for 12 months;

•	the vesting of up to all of her stock options and restricted stock units will accelerate in full and the exercise period of such stock options will be extended to the later of (i) 12 months after the change in control and (ii) the post-termination exercise period provided for in the applicable option agreement, and any reacquisition or repurchase rights held by the Company in respect of common stock issued or issuable pursuant to stock awards shall lapse;

•	payment of COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan sponsored by the Company for a period of up to12 months; and

•	payment of outplacement services for 12 months, subject to a $20,000 limit.

Ms. Burke has no family relationships with any of the Company’s directors or executive officers, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXELIXIS, INC.

Date: May 8, 2014	/s/ JAMES B. BUCHER
James B. Bucher
Vice President, Corporate Legal Affairs and Secretary